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                                                                    EXHIBIT 10.4

                          CSI DATA PROCESSING AGREEMENT


         This is a Data Processing Agreement made and entered into as of the 6th day of June, 1998, by and between COMPUTER SERVICES, INC., a Kentucky corporation, which has its principal place of business at 3901 Technology Drive, Paducah, Kentucky 42001-5201 ("CSI"), and PREMIER BANK, which has its principal place of business at Jefferson City, Missouri (the "Customer").

                                    RECITALS

A. CSI is engaged in the business of providing data processing services to, and operating data processing systems for, depository financial institutions.

B. The Customer is a depository financial institution which desires that CSI provide data processing services to it and operate a data processing system for it.

In consideration of the mutual promises exchanged, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

1.1 "Agreement" unless the context otherwise requires, means this Data Processing Agreement and all Supplemental Agreements relating to data processing entered into between CSI and the Customer from time to time.

1.2 "CRC" means CSI's Customer Resource Center described in section 2.6 of this Agreement.

1.3 "CRT" means a cathode ray tube display computer terminal connected through a telecommunications network with CSI's data processing system.

1.4 "Customer" unless the context otherwise requires, means the party other than CSI executing this Agreement and also includes the Customer's officers, employees, agents, representatives, or other persons or companies who are in any manner employed by or affiliated with the Customer.

1.5 "Customer Service Representative" means a full-time employee of CSI to whom CSI assigns the responsibilities described in section 2.7 of this Agreement.

1.6 "DP Coordinator" means one or more full-time employee(s) of the Customer to whom the Customer assigns the responsibilities described in section
2.7 of this Agreement.

1.7 "Supplemental Agreements" means any and all of a series of Supplemental Data Processing Agreements so denominated entered into between the parties, from time to time, which govern


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particular aspects of the relationship between CSI and the Customer in regard to data processing and related services.

1.8 "Transaction Data" means that data which is necessary and incidental to the services which CSI agrees to provide as more particularly set forth in specific Supplemental Agreements.

1.9 "Validate," "validated," "validating" and "validation" shall mean the process by which the Customer confirms the validity of, to test and prove, and to indicate the Customer's satisfaction with: (i) the sufficiency of selected data processing option parameters and modifications thereof; and (ii) each day's processing including without limitation all calculations.

                                   ARTICLE II
                            DATA PROCESSING SERVICES

2.1 SERVICES. CSI agrees to provide the data processing services to the Customer which are specially described in, and subject to, the terms and conditions of the Supplemental Agreements.

2.2 EQUIPMENT. CSI will acquire and utilize the computer hardware, software, systems and procedures, including appropriate backup protection, necessary to provide tot he Customer the data processing services.

2.3 SYSTEM CONVERSION. The Customer will fully cooperate with CSI in converting the Customer's data processing applications as described in the Supplemental Agreements. The Customer agrees to use its best efforts to enable CSI to complete conversion of all applications as soon as is reasonably practicable.

2.4 TRAINING. CSI will provide to the Customer CSI's standard training program for the purpose of training the Customer's personnel in the proper use of CSI's procedures, systems and reports. The Customer will provide competent personnel for the training and will cooperate with CSI in scheduling the training in conjunction with the Customer's conversion to CSI's data processing system. If requested by the Customer, any training in addition to that provided by CSI's standard training program will be provided at CSI's standard rates for additional training then in effect.

2.5 CUSTOMER SELECTED OPTIONS. CSI will make available to the Customer a selection of option parameters relating to bank control records. The Customer acknowledges that some of these options can be modified through a CRT from the Customer's location by the Customer and other options can only be modified by CSI in the CRC. The Customer is responsible for making the selection among the available option parameters or modifications thereof. The Customer is responsible for designating the Customer's personnel authorized to select the options or make modifications thereof. When option modifications are made, the Customer is responsible for validating, on the earlier of the first processing day or fist processing cycle in which the selected modification is able to be validated, that the options or modifications thereof perform as desired.

2.6 CUSTOMER RESOURCE CENTER. CSI will provide a Customer Resource Center staffed by CSI's



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personnel to provide service assistance to the Customer. As of the date of this
Agreement, the CRC operates from 7:00 a.m. to 5:00 p.m. Central Time, Monday through Friday, and from 8:00 a.m. until 11:30 a.m. Central Time on Saturday. CSI reserves the right to change the CRC schedule from time to time, but will give prompt notice to the Customer of any change. The CRC can be accessed by the Customer via the use of CSI's electronic mail system through CRTs or by telephone. Electronic mail service is available as of the date of this Agreement until 5:00 p.m. Central Time, Monday through Friday, and the regular operating hours on Saturday. This schedule is also subject to change.

2.7 ACCOUNT PLANNING RELATIONSHIP. CSI will designate a Customer Service Representative who will be responsible for coordinating planning of the service usage by the Customer; coordinating training of the Customer's personnel; periodic review of contacts with the CRC; and the overall responsibility for satisfaction and efficiency of use of CSI's services by the Customer. The Customer will designate a DP Coordinator who shall have the same responsibilities as outlined above for CSI's Customer Service Representative on behalf of the Customer. The DP Coordinator shall also be responsible for ensuring the timely validation of results of processing and coordinating the Customer's activities which involve contact with the CRC.

                                   ARTICLE III
                                      TERM

3.1 ORIGINAL TERM. This Agreement shall be effective as of the date first above written, but any reference in this Agreement tot he term during which actual data processing services (in contradiction to services in connection with system(s) conversion) are to be provided hereunder shall mean a term of seven
(7) years commencing (i) for a new Customer, on the first day of the calendar month immediately following the month in which the Customer's demand deposit system in actually converted to CSI's data processing system; or (ii) if the Customer's demand deposit system has already been converted to CSI's data processing system, on the date first above written.

3.2 RENEWAL TERM. The term of this Agreement shall be automatically renewed, without notice, for a new period of the same length in time as the original period specified in section 3.1 following the expiration of each preceding term, and shall continue to be renewed automatically until this Agreement is terminated as provided in this paragraph. By written notice to the other party at its address stated above, given at least one hundred eighty (180) days prior to the last day of the ten existing term, either party may terminate this Agreement at the expiration of the original term or any renewal term, as the case may be. If proper written notice of termination is given, this Agreement shall then terminate on the last day of the ten existing term.

3.3 EXTENDED TIME. If the Customer gives the notice contemplated in section 3.2, but nonetheless requests that CSI continue to provide data processing services, CSI will continue to provide such services on a month-to-month basis. The month-to-month agreement for continuing service may be terminated by either party upon thirty (30) days' advance written notice. During the month-to-month agreement period, the data processing services will be provided subject to the terms and provisions of this Agreement, including the Supplemental Agreements, except for charges for



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services, which may be changed by CSI from time to time and which shall be at
CSI's then current prices in effect plus a fifteen percent (15%) price adjustment on processing services.

                                   ARTICLE IV
                              CHARGES FOR SERVICES

4.1 SERVICE CHARGE. The Customer agrees to pay to CSI the charges as specified in the Supplemental Agreement(s) attached hereto, less a ten percent (10%) discount on processing services for the term of this Agreement (does not include non-processing services or products such as phone line charges, supplies, equipment, software for operation on customer's equipment, consulting services separately agreed to, etc.) The charges for the data processing services shall remain in effect for the first year of this Agreement. Thereafter, CSI shall have the right to increase charges once each year. CSI agrees that such increase(s) will not exceed the increases in the Consumer Price Index (CPI). As used herein, the term Consumer Price Index means the Consumer Price Index published by the United States Department of Labor, Bureau of Labor Statistics, urban consumers, all cities average, 1982 - 1984 = 100. These adjustments may be cumulative. In any event, prices will not be raised greater than the CSI then currently standard prices applicable to all CSI customers. CSI has the right to implement any such increase upon thirty (30) day's advance written notice to the Customer.

4.2 OTHER CHARGES. There shall be added, at the option of CSI, to the charges under this Agreement amounts equal to any taxes, however designated, levied, or based, on such charges, or on this Agreement, including state and local sales, privilege or excise taxes based on gross revenue, and any taxes or amount in lieu thereof paid or payable by CSI in respect of the foregoing, exclusive, however, of taxes based on CSI's net income. Additionally, any services performed by CSI for the Customer which are not specifically established by this Agreement, including any Supplemental Agreement, shall be billed to the Customer at CSI's standard time and materials rates as may be in effect at the time the services are performed.

4.3 LATE CHARGES. The Customer shall pay all undisputed charges to CSI within ten (10) days from the date of CSI's invoice. Any charges not paid within ten (10) days of the invoice will bear interest at the rate of one and one-half percent ( 1 1/2%) per month (or fraction thereof).

                                    ARTICLE V
                            CUSTOMER'S INPUT-DELIVERY

5.1 TRANSACTION DATA-QUALITY. The Customer agrees to timely prepare and transmit or deliver Transaction Data to CSI in accordance with the terms and provisions of this Agreement. The Transaction Data will be in accordance with the uniform format and procedures specified from time to time by CSI. The Customer understands, acknowledges and agrees that the quality of processing services received is affected by the quality of the Transaction Data, and therefore, further understands, acknowledges and agrees that the responsibility for the quality of the Transaction Data submitted by the Customer to CSI or received by CSI from a third party, including but not limited



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to Federal Reserve or automated clearinghouse transactions, rests with the
Customer. The Customer will maintain edit, verification and procedural check points sufficient to determine the accuracy of all Transaction Data transmitted or delivered.

5.2 DATA BACKUP. The Customer will be solely responsible for providing and maintaining adequate source Transaction Data backup and/or retention to allow subsequent reconstruction of Transaction Data. The backup will be retained by the Customer until the Customer is satisfied the source Transaction Data would no longer be useful in the reconstruction of Transaction Data.

5.3 DELIVERY. The Customer is responsible for the cost to deliver Transaction Data (by common carrier, courier service, electronic transmission, or otherwise) from the Customer's office to CSI and to deliver the data and results from CSI to the Customer's office or other location designated by the Customer. Unless expressly governed by a Supplemental Agreement, all risk of loss or damage to the Transaction Data of the Customer or data and results from CSI during delivery shall be at the exclusive risk of the Customer; provided, however, that any courier service delivery initiated by CSI's personnel shall be at the risk of CSI unless expressly governed by a Supplemental Agreement.

                                   ARTICLE VI
                        CONFIDENTIALITY-SYSTEM OWNERSHIP

6.1 PROTECTION OF MATERIALS OF CSI-OWNERSHIP. The Customer understands, acknowledges and agrees that the computer programs, system and design specifications, documentation, forms and other system materials used by CSI to provide the services are trade secrets of CSI and any disclosure thereof to third parties will result in substantial monetary loss and irreparable damage to CSI. The Customer agrees not to disclose such trade secrets to any third party, nor to make any use of them not contemplated by this Agreement, and to treat the same confidentially and to safeguard them. All user manuals, computer tapes, disks, programs, specifications and enhancements developed in connection with the services are and shall remain at all time during and after the term of this Agreement the exclusive property of CSI.

6.2 PROTECTION OF CUSTOMER DATA. CSI agrees not to disclose Transaction Data to any third party, nor to make any use of them not contemplated by this Agreement, and to treat the same confidentially and to safeguard them. (All Transaction Data utilized in connection with the services are and shall remain at all times during and after the term of this Agreement the exclusive property of Customer.)



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                                   ARTICLE VII
                            SOLICITATION OF EMPLOYEES

The parties agree that neither party, nor any affiliated person or entity of either party, shall, without the written consent of the other party, solicit for employment, or employ, any person who was an employee of the other party during the term of this Agreement. This restriction shall apply during the term, and for a period of one hundred eighty (180) days after the termination, of this Agreement.

                                  ARTICLE VIII
                              AUDITS AND DISCLOSURE

8.1 REGULATION AND EXAMINATION BY GOVERNMENT. If the services performed pursuant to this Agreement by CSI are subject to the regulations and examinations of any governmental agencies having supervisory jurisdiction over the Customer, CSI acknowledges and agrees to be so subject to the same extent as if such services and functions were being performed solely by the Customer on its own premises.

8.2 THIRD PARTY AUDITOR'S REVIEW. CSI will cause to be performed on an annual basis a "Third Party Auditor's Review" by a firm of independent certified public accountants. This Third Party Auditor's Review and the report thereon shall include as a minimum the following items: a description of backup and record protection procedures; a summary of processing priorities; and a summary of insurance coverage including errors and omissions. A copy of the auditor's report shall be furnished to the Customer and/or any auditor designated by the Customer. After examination of the report, if the Customer or its auditors have need of additional information or desire to perform any additional auditing procedure, CSI will permit, within a reasonable time, reasonable access to CSI's data upon written authorization by the Customer to release this information to a specified auditor. CSI will charge, and the Customer agrees to pay, for the costs of any services provided or materials used by CSI in supplying the audit assistance.

8.3 NOTIFICATION OF CHANGES. CSI will notify the Customer within a reasonable time period prior to any material changes in any program or application that would affect procedures, reports and the like.

8.4 ANNUAL REPORT. CSI will furnish annually to the Customer a copy of CSI's annual report which includes audited financial statements and an opinion of the certified public accountants who performed the audit as to the fairness of presentation of the financial statements.

                                   ARTICLE IX
                    STANDARD OF CARE-LIMITATION OF LIABILITY

9.1 DUE CARE. CSI agrees that it will use due care in providing the data processing services to the Customer. CSI will have no obligation to determine or be responsible for the accuracy or



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validity of any item, data, or information furnished by or for the Customer, all of which are the Customer's obligation.

9.2 CUSTOMER'S VALIDATION. The Customer is responsible for reviewing and validating each day's processing and advising CSI as soon as possible of any abnormal data contained on any report. The Customer will validate, at least monthly, all calculations including without limitation earnings on loans, interest calculations on interest bearing accounts, service charges, payroll taxes and the like. CSI will in no event be liable in any manner to the Customer for any loss or damage sustained by the Customer by reason of the Customer's failure to review and validate in accordance with this paragraph.

9.3 LIMITATION OF LIABILITY. CSI's liability to the Customer is limited to the cost of correcting any errors which are due solely to CSI's lack of due care. IN NO EVENT WILL CSI BE OBLIGATED TO CORRECT, AND THE CUSTOMER WILL HOLD CSI HARMLESS, FOR ALL ERRORS AND ALL OMISSIONS AND THE COST OF CORRECTION THEREOF IF THE CUSTOMER DOES NOT GIVE WRITTEN NOTICE TO CSI OF AN ALLEGED ERROR OR OMISSION WITHIN SEVEN (7) DAYS FOLLOWING THE FIRST REASONABLE OPPORTUNITY TO DISCOVERY SUCH ALLEGED ERROR OR OMISSION. The parties, knowingly and voluntarily allocating the risks between them, expressly agree and understand that CSI will not be responsible in any manner or liable for the following:

         (a) Any errors, omissions or delays in processing or in the transmission or delivery of processed data caused by strike, lockout, war, riot, insurrection, acts of God, governmental acts or regulations, or other causes beyond its reasonable control;

         (b) Any errors, omissions or delays that might be caused by erroneous, untimely or incomplete deliveries or transmissions of Transaction Data which are the fault, in whole or in part, of the Customer or any agent or third party acting on behalf of the Customer;

         (c) Any errors, omissions or delays which are the result in whole or in part, of any acts or omissions of the Customer, or the unauthorized use of a terminal at the Customer's place of business;

         (d) Any errors, omissions or delays which are caused, in whole or in part, by the Customer's failure to verify or to monitor the accuracy of reports and statistics through the maintenance of accepted accounting controls and procedural check points; and

         (e) Any and all loss or damage incurred by the Customer, including but not limited to all consequential and incidental damages.

Any correction which CSI is required to make shall include complete reruns and/or restoration of programs and/or data files; provided that if CSI is unable, for any reason, to complete the reruns and/or restoration, then the Customer may elect to receive the equivalent value based upon the cost



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of the original services that were in error as described by the appropriate
Supplemental Agreements. The parties agree that the remedies specified in this Article are the exclusive remedies of the Customer and CSI shall in no event be liable for any other remedy.

9.4 LIABILITY TO THIRD PARTIES. The Customer will indemnify and hold CSI harmless from and against any and all claims, actions, and demands, and from all liability, damages and losses relating thereto, brought by any third party against CSI which arise, either directly or indirectly, out of this Agreement or CSI's performance hereunder except in the case of CSI's gross negligence or willful misconduct in providing the data processing services to the Customer. In addition, the Customer agrees to pay to CSI any attorneys' fees and other costs and expenses incurred by CSI in regard to the same.

9.5 DISCLAIMER OF WARRANTIES. CSI warrants that it has the right to perform the data processing services described in the Supplemental Agreements. THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES WITH RESPECT TO THE SERVICES, WHETHER EXPRESSED OR IMPLIED. THE CUSTOMER ACKNOWLEDGES AND AGREES THAT CSI EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER WARRANTIES OF ANY KIND WHATSOEVER.

9.6 YEAR 2000 COMPLIANCE. In addition to its other duties in this Article IX, CSI expressly acknowledges its duty to provide accurate processing (i.e., the calculating, comparing and sequencing of dates and date-related data) in regard to the manipulation of dates both before and after January 1, 2000, and in the transition of date-related data between the years 1999 and 2000. The parties acknowledge and agree that any processing by CSI that is not accurate with respect to the matter addressed in this section 9.6 shall be subject to the remedial and other provisions of this Article IX as if the inaccuracy were any other error due solely to CSI's lack of due care.

9.7 SERVICE QUALITY: In addition to procedures outlined in this Article IX, the parties agree that, in a service contract such as this, from time to time difficulties may arise that necessitate pre- agreement as to the method of their resolution and the parties have agreed to an action plan as follows:

         (a) If service performance is not at a level that would be generally accepted as standard in the industry or among CSI's customers, whichever is the greater level of service, a management representative of Customer will outline the issues of concern in writing and provide notice to CSI of the areas of concern.

         (b) If input quality or user interaction with the computer are not of a standard that would be generally accepted in banks in dealing with their data processing departments, then CSI also agrees to outline these items of concern in writing and provide to Customer.

         (c) The parties respectively agree that upon any notification outlined in (a) or (b) above to diligently review all aspects of the issues present and develop a plan of action for correction of



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the problem. When either party feels it is appropriate both parties will agree to a face-to-face meeting to insure their understanding of the problems and provide an opportunity for participation in the development of the action plan.

         (d) An agreement can be made in step (c) above for a reasonable time for correction of the deficiencies identified.

         (e) If after the reasonably agreed time, corrections have not been made then the parties agree that economic settlements can be made, however, the economic settlements must be limited by the cost of the services for the period of difficulty.

         (f)      Either party may invoke the arbitration provisions of section
10.5 of this Agreement as to any correction not made within the reasonably agreed time specified pursuant to (d), above, or if either party fails to participate in the process outlined in this section 9.7.

                                    ARTICLE X
                                   TERMINATION

10.1 NOTICE OF DEFAULT. In the event of any default or breach by a party of any term, obligation, covenant, representation or warranty contained in this Agreement, the other party shall give written notice thereof to the breaching or defaulting party, and the breaching or defaulting party shall have a period of thirty (30) days within which to cure or correct such breach or default, except in the case of a breach or default in the payment of money, in which case such period shall be ten (10) days. The defaulting party shall utilize its best efforts to cure the default as soon as reasonably possible. If the default (excepting default in the payment of money) cannot be cured within thirty (30) days from date of receipt of the notice thereof, the defaulting party shall have additional reasonable time to cure such default. This additional time shall not exceed ninety (90) days without the written consent of the nondefaulting party, which consent shall not be unreasonably withheld. The nondefaulting party shall have the right to terminate this Agreement if the defaulting party fails to cure the default within the time periods as provided herein. In the event of termination due to the Customer's default, all payments due CSI, including but not limited to the liquidated damages as defined in section 10.4, shall be due and payable to CSI at the time of termination.

10.2 TERMINATION UPON INSOLVENCY. If the Customer is declared insolvent by any state or federal regulatory agency, this Agreement shall automatically terminate upon the declaration of insolvency and CSI shall become immediately entitled to all payments due it, including but not limited to the liquidated damages as define din section 10.4. Notwithstanding the foregoing, if the Customer is declared insolvent but is not liquidated, CSI will, only as an accommodation, make its services available for thirty (30) days following the date of insolvency and the use of its services thereafter by any new owner or successor in interest shall be deemed acceptance and assumption of this Agreement on the full terms and conditions contained herein.



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10.3     UNAUTHORIZED TERMINATION BY THE CUSTOMER. If the Customer terminates this Agreement prior to the commencement date of the original term, or prior to the expiration date of the applicable term, or at an expiration date without one hundred eighty (180) days' advance written notice, and the termination is for any reason other than a default by CSI which CSI has not cured within the time permitted by section 10.1, all payments due CSI, including but not limited to the liquidated damages as defined in section 10.4, shall be due and payable to CSI at the time of termination.

10.4 LIQUIDATED DAMAGES. In the event of CSI's termination of this Agreement for reason of the Customer's default, or in the event of an unauthorized termination by the Customer, the Customer shall pay to CSI as liquidated damages a sum equal to sixty percent (60%) of the following amount: the product of one
(1) month's average billing based upon the last three (3) full months' billing immediately preceding the effective date of termination multiplied by the number of months and fractions thereof remaining from and after the effective date of termination to the expiration date of the then applicable term of this Agreement. If the effective date of termination occurs prior to the receipt by CSI of three (3) full months' billing following full and final conversion of all systems described in the Supplemental Agreements, the one (1)month's average billing shall be the reasonably anticipated one (1) months's average billing based upon the greater of either (i) the Customer's account and transaction volumes as set forth in CSI's final proposal to the Customer, or (ii) the Customer's account and transaction volumes as of the effective date of this Agreement. If the Customer terminates this Agreement prior to the commencement date of the original term, the full term specified in section 3.1 of this Agreement shall apply. If the Customer terminates this Agreement at the expiration date of the then applicable term without the one hundred eighty (180) days' advance written notice, the next full term specified in section 3.1 of this Agreement shall apply. The damages or losses which would be sustained by CSI by reason of the termination are uncertain and difficult to ascertain, the amount determined hereunder represents a reasonable method of estimating such damages or loss, the amount determined hereunder is a reasonable estimate of the damages or losses which would be sustained by CSI by reason of the termination, the amount determined hereunder is reasonably proportionate to the damages or losses that would be sustained by CSI, and the amount determined hereunder is in the nature of liquidated damages and is not nor at any time should it be deemed or construed a penalty.

10.5     ARBITRATION.

         (a) Both parties agree, upon the request of either party, to submit to binding arbitration any dispute arising under this Agreement or any other agreement referenced in section 10.1 above. Except in the event one of the parties invokes paragraph (d) of this section 10.5, within fifteen (15) business days following the receipt of the request, the receiving party will select, and notify the other party of the selection of, a representative of a present customer of CSI other than Customer to act as arbitrator. If the requesting party does not agree to arbitration by the other customer representative so selected, within fifteen (15) business days of receipt of notice of such selection, the requesting party shall also select, and notify the other party of the selection of, a representative of still another customer of CSI to act as arbitrator. The agreed upon customer representative or a



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customer representative selected by the other two, if the parties do not agree, shall act as the sole arbitrator of the dispute.

         (b)      Both parties will then submit to the arbitrator within fifteen
(15) days after the selection of the arbitrator a complete written statement of its view of the dispute and its recommended solution. Not later than fifteen
(15) days following the receipt of both written submissions (or the expiration of the fifteen (15) day period if no submission is made) the arbitrator will render a decision to resolve the dispute and the arbitrator's decision shall be binding upon both parties. The arbitrator shall be limited to the terms of this Agreement and general practices within the banking industry in rendering its decision, and shall give fair consideration to the recommended solutions of the parties, but shall not be limited to such recommended solutions in rendering its decision. Each party shall pay one-half of the expenses of the arbitrator incurred in connection with the arbitration.

         (c) Failure of a party to perform an act required by the arbitrator's decision to be performed by such party shall constitute, for purposes of this Article X, a default or breach subject to the procedures of section 10.1. An uncured default or breach shall give rise to the right to terminate this Agreement by the nondefaulting party upon expiration of the applicable grace periods specified in the first sentence of section 10.1 and with the same effect.

         (d) In lieu of arbitration in accordance with paragraphs (a), (b) and (c) of this section 10.5, either party may elect to have any dispute arising under this Agreement or any other agreement referenced in section 10.1 above, or the breach thereof, to be settled by arbitration in St. Louis, Missouri administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

10.6 FILES AND OTHER MATERIALS. CSI will have the absolute right to retain in its exclusive possession the Customer's test data and data files until such time as the Customer has paid and satisfied all payments due CSI, including but not limited to payment of liquidated damages as defined in section 10.4, as prescribed in this Agreement, including the Supplemental Agreements. Upon full payment to CSI, CSI shall provide to the Customer its data files in CSI's standard machine readable format at the time and material rates in effect at the time such services are performed. At time of termination, the Customer shall return to CSI all of CSI's operational manuals and materials. All specifications, storage media and programs utilized or developed by CSI in connection with this Agreement, excepting those furnished by the Customer, are and shall remain the sole property of CSI.

10.7 DEPOSIT AND ACTION. If, following termination of this Agreement in accordance with this Article X, CSI has retained the Customer's test data and data files because CSI believes the Customer has not satisfied all payments due CSI, as provided in section 10.4, the Customer may elect to deposit the disputed amount into a federally insured financial institution in St. Louis, Missouri. The deposit shall be subject to the Customer's obligation to commence an action against



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CSI before a state court of competent jurisdiction located in the State of
Missouri to determine the extent to which CSI is entitled to be paid, or the Customer is entitled to have returned to it, all or portions of the disputed funds. Once the disputed amount is so deposited as provided in this section 10.7, CSI's right to retain the Customer's test data and data files pursuant to section 10.6, shall be terminated and CSI shall promptly release the test data and data files to the Customer.

                                   ARTICLE XI
                               GENERAL PROVISIONS

11.1 GOVERNING LAW; JURISDICTION AND VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, both as to interpretation and performance. Any legal action brought to enforce any provision of this Agreement shall be brought before a state court of competent jurisdiction located in the State of Missouri, and the parties agree to submit themselves to the jurisdiction of such court.

11.2 SEVERABILITY PROVISION. If any provision of this Agreement is determined to be invalid, the offending provision shall be deemed severed from this Agreement and the determination shall not affect the validity of any other clause or provision of this Agreement, which shall remain in full force and effect, or constitute any cause of action in favor of either party against the other.

11.3 SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns, but no assignment shall relieve the parties of their respective obligations hereunder.

11.4 ENTIRE AGREEMENT; MODIFICATIONS. This Agreement, including the Supplemental Agreements, contains all the terms and conditions agreed upon by the parties, and supersedes all prior and contemporaneous negotiations, representations, understandings and other agreements, oral or otherwise that may have been entered into by the parties. All other statements, conditions, covenants, representations and warranties are merged herein. Any modifications of this Agreement shall be in writing and duly executed by the parties.

11.5 NO IMPLIED WAIVER. Any delay or failure of either party at any time to require performance by the other party of any provision of this Agreement shall not in any way affect the right of such party to require performance. Any waiver by either party of any breach of any provision of this Agreement shall not be construed to be a waiver of any subsequent breach of or any other right under this Agreement.

11.6 NOTICES. Any notice, request, instruction or documents required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or by courier service or sent by telex, telecopy or other telecommunication device capable of creating a written record (and promptly confirmed by hard copy delivery) to a party at the address set forth in the first paragraph of this Agreement.



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         The Customer and CSI have entered into this Agreement as of the date first above written, but have manually executed this Agreement on the dates entered below.

COMPUTER SERVICE, INC.                         PREMIER BANK

By:    /s/  Steve Pawles                       By:    /s/  Bruce W. Wiley
   ------------------------------                 ------------------------------

Title: President & COO                         Title: President and CEO
      ---------------------------                    ---------------------------

Place: Paducah, Kentucky                       Place: Jefferson City, Missouri
      ---------------------------                    ---------------------------

Date:  7/20/99                                 Date:
     ----------------------------                   ----------------------------



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